SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 20, 2017

OMNOVA SOLUTIONS INC.
(Exact Name of Registrant as Specified in its Charter)

Ohio	1-15147	34-1897652
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25435 Harvard Road, Beachwood, Ohio		44122-6201
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (216) 682-7000
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with its recently announced plan to restructure its reporting segments during fiscal 2017, on January 20, 2017, OMNOVA Solutions Inc. (the “Company”) informed Mr. David H. Maynard, a named executive officer in the Company's 2016 proxy statement, that the position of President, Engineered Surfaces is being eliminated. As a result, Mr. Maynard will be leaving the Company on March 17, 2017.
Mr. Maynard's separation constitutes an "Involuntary Separation from Service" under the terms of the Corporate Officers' Severance Plan of OMNOVA Solutions Inc. (the "Plan"), in which Mr. Maynard is a participant. Under the Plan, Mr. Maynard will be entitled to receive: (1) twelve months of salary continuation, (2) twelve months of continued health and life insurance benefits at no cost, (3) reimbursement for outplacement assistance in an amount not to exceed $25,000, and (4) benefits that have already been accrued for Mr. Maynard under the Company's various incentive, benefit, and retirement plans. Mr. Maynard's severance benefits are conditioned upon his delivering to the Company a complete release of claims (to the extent permitted by law) and his agreement to confidentiality, non-solicitation, and other customary covenants.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNOVA SOLUTIONS INC.

By:	/s/ Frank P. Esposito
Name:	Frank P. Esposito
Title:	Assistant General Counsel & Corporate Secretary
Date:	January 26, 2017